Exhibit 3.2

RESTATED

CERTIFICATE OF INCORPORATION

OF

ZIMMER BIOMET HOLDINGS, INC.

The corporation was incorporated under the name “Zodiac Holdings, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of Delaware on January 12, 2001 (the “Original Certificate of Incorporation”). The corporation filed a Certificate of Amendment of the Original Certificate of Incorporation with the Secretary of State of Delaware on March 22, 2001 to change the name of the corporation to “Zimmer Holdings, Inc.” The corporation filed a Restated Certificate of Incorporation with the Secretary of State of Delaware on July 30, 2001 (the “2001 Restated Certificate of Incorporation”), which amended and restated the Original Certificate of Incorporation in its entirety. The corporation filed Certificates of Amendment of the 2001 Restated Certificate of Incorporation with the Secretary of State of Delaware on May 9, 2007 and May 8, 2008. The corporation filed a Restated Certificate of Incorporation with the Secretary of State of Delaware on May 13, 2008 (the “2008 Restated Certificate of Incorporation”) to restate and integrate the provisions of the 2001 Restated Certificate of Incorporation as theretofore amended or supplemented. The corporation filed a Certificate of Amendment of the 2008 Restated Certificate of Incorporation with the Secretary of State of Delaware on June 24, 2015 to change the name of the corporation to “Zimmer Biomet Holdings, Inc.”, which is the present name of the corporation. The corporation filed a Restated Certificate of Incorporation with the Secretary of State of Delaware on June 24, 2015 to restate and integrate the provisions of the 2008 Restated Certificate of Incorporation as theretofore amended or supplemented (the “2015 Restated Certificate of Incorporation”). The corporation filed a Certificate of Amendment of the 2015 Restated Certificate of Incorporation on May 17, 2021.

This Restated Certificate of Incorporation of the corporation only restates and integrates and does not further amend the provisions of the corporation’s Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Certificate of Incorporation of the corporation is hereby restated to read in its entirety as follows:

ARTICLE I

NAME

SECTION 1.01. The name of the Corporation (which is hereinafter referred to as the “Corporation”) is “Zimmer Biomet Holdings, Inc.”

ARTICLE II

REGISTERED AGENT

SECTION 2.01. The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

SECTION 3.01. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

ARTICLE IV

CAPITAL STOCK

SECTION 4.01. The Corporation shall be authorized to issue 1.25 billion shares of capital stock, of which 1 billion shares shall be shares of common stock, $0.01 par value per share (“Common Stock”), and 250 million shares shall be shares of preferred stock, $0.01 par value per share (“Preferred Stock”).

SECTION 4.02. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors” and each member thereof, a “Director”) is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter, except where otherwise provided in the applicable Preferred Stock Designation, increase or decrease, but not below the number of shares thereof then outstanding;

(c) whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(d) the rate of any dividends, or method of determining such dividends, payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

(e) the price or prices, or method of determining such price or prices, at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any;

(f) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(g) the amounts payable out of the assets of the Corporation on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) provisions, if any, for the conversion or exchange of the shares of such series, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock, or any other security, of the Corporation, or any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, the date or dates as of when such shares will be converted or exchanged and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance of shares of the same series or of any other class or series, if any; and

(j) the voting rights, if any, of the holders of shares of the series.

SECTION 4.03. Common Stock.

(a) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock, except as otherwise provided herein or required by law.

(b) Shares of Common Stock authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares, or any shares of Preferred Stock, Common Stock or other equity securities issued or to be issued by the Corporation.

(c) The holders of shares of Common Stock shall be entitled to one vote for each such share upon all proposals presented to the stockholders on which the holders of Common Stock are entitled to vote. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(d) Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

(e) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(f) The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

STOCKHOLDER ACTION

SECTION 5.01. Meetings of Stockholders

(a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by (i) the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of Directors which the Corporation would have if there were no vacancies or unfilled newly-created directorships (the “Whole Board”), (ii) the Chairman of the Board of Directors, or (iii) the Secretary, but in the case of this clause (iii) only if a stockholder or group of stockholders owning an aggregate net long position of at least fifteen percent (15%) of the Common Stock issued, outstanding and entitled to vote so request in writing in accordance with, and subject to, all applicable provisions of the Bylaws of the Corporation (the “Bylaws”) (such request, a “Stockholder Meeting Request”). Any disposition by a requesting party after the date of the Stockholder Meeting Request of any shares of Common Stock shall be deemed a revocation of the Stockholder Meeting Request with respect to such shares. No business other than that stated in the notice shall be transacted at any special meeting of stockholders. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors (the “Voting Stock”) then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article V.

(b) A “net long position” shall be determined with respect to each stockholder requesting a special meeting and each beneficial owner who is directing a stockholder to act on such owner’s behalf (each stockholder and owner, a “requesting party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended from time to time, provided that (x) for purposes of such definition, in determining such requesting party’s “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the record date fixed in accordance with the Bylaws to determine the stockholders entitled to deliver a written request for a special meeting, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such record date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such requesting party shall be reduced by the number of shares as to which the Board of Directors determines that such requesting party does not, or will not, have the right to vote or direct the vote at the special meeting or as to which the Board of Directors determines that such requesting party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

ARTICLE VI

ELECTION OF DIRECTORS

SECTION 6.01. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of Directors of the Corporation need not be by written ballot.

ARTICLE VII

BOARD OF DIRECTORS

SECTION 7.01. Number, Election and Terms. Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect additional Directors under specified circumstances, the number of the Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (but shall not be less than three). Beginning with the 2008 annual meeting of stockholders, the Directors whose terms are expiring, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up, shall be elected for one-year terms, with each Director to hold office until such person’s successor is duly elected and qualified.

SECTION 7.02. Stockholder Nomination of Director Candidates; Stockholder Proposal of Business. Advance notice of stockholder nominations for the election of Directors and of the proposal of business by stockholders shall be given in the manner provided in the Bylaws, as amended and in effect from time to time.

SECTION 7.03. Newly Created Directorships and Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall serve a term expiring at the next annual meeting of stockholders and until such Director’s successor shall have been duly elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

SECTION 7.04. Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect Directors under specified circumstances, any Director may be removed from office with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.

SECTION 7.05. Amendment, Repeal, etc. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article VII.

SECTION 7.06. Other Provisions. Notwithstanding any other provision of this Article VII, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more Directors of the Corporation, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any Preferred Stock Designation). During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Whole Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall be reduced accordingly.

ARTICLE VIII

BYLAWS

SECTION 8.01. The Bylaws may be altered or repealed and new Bylaws may be adopted (a) at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the Voting Stock then outstanding, voting together as a single class; provided, however, that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of the new Bylaw or Bylaws must be contained in the notice of such special meeting, or (b) by the affirmative vote of a majority of the Whole Board. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article VIII.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

SECTION 9.01. The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in Article X, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE X

LIMITED LIABILITY; INDEMNIFICATION

SECTION 10.01. Limited Liability of Directors. A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except, if required by the DGCL, as amended from time to time, for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the Director derived an improper personal benefit. Neither the amendment nor repeal of this Section 10.01 shall eliminate or reduce the effect of this Section 10.01 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 10.01 would accrue or arise, prior to such amendment or repeal.

SECTION 10.02. Indemnification and Insurance.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in compliance with the standard of conduct set forth in Section 145 (or any successor provision) of the DGCL and such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The Corporation shall pay the expenses incurred in defending any such proceeding in advance of its final disposition with any advance payments to be paid by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses incurred by a Director or officer in such person’s capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section 10.02 or otherwise. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to have the Corporation pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section 10.02 is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 10.02 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested Directors or otherwise. No repeal or modification of this Article shall in any way diminish or adversely affect the rights of any Director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(e) Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer this 17th day of May, 2021.

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Heather J. Kidwell
Heather J. Kidwell
Vice President, Associate General Counsel and Assistant Secretary